UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 13, 2008 (August 11, 2008)

JEFFERIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

520 Madison Avenue, 12th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 284-2550
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 11, 2008, we entered into a Credit Agreement (the “Credit Facility”) with JCP Fund V Bridge Partners, LLC, a Delaware limited liability company (the “Borrower”), pursuant to which we may make loans to the Borrower in an aggregate principal amount of up to $50.0 million at any time until August 10, 2009. The Borrower is owned by its two managing members which are James L. Luikart, executive vice president of Jefferies Capital Partners, and Brian P. Friedman, one of our directors and one of our executive officers. The loans may be used by the Borrower to make investments that are expected to be sold to Jefferies Capital Partners V, L.P. (“Fund V”) upon its capitalization by third party investors. Fund V will be managed by a team led by Messrs. Luikart and Friedman.
     In connection with any loan made under the Credit Facility, the members of the Borrower will make a capital contribution to the Borrower in an amount equal to not less than 12.5% of the amount of the investment to be made at the time with the proceeds of the loan. The final maturity date of the Credit Facility is August 12, 2009, subject to a six-month extension at the option of the Borrower to February 11, 2010. As a condition to making any loan, the Borrower must certify, among other things, that the representations and warranties in the Credit Facility are true and correct in all material respects, no Default or Event of Default exists as of the date the loan is made, and the investment to be made with the loan proceeds has received internal approval. The interest rate on any loans made under the Credit Facility is the Prime Rate (as defined in the Credit Facility) plus 200 basis points, payable at the final maturity date, or upon repayment of any principal amounts, as applicable. The Credit Facility contains customary events of default and restrictions on the activities of the Borrower. The obligations of the Borrower under the Credit Facility are secured by its interests in each investment. On August 11, 2008, loans in the aggregate principal amount of approximately $31.3 million were made to the Borrower under the Credit Facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
By:	/s/ Jeffrey R. Whyte
	Name:	Jeffrey R. Whyte
	Title:	Assistant Secretary

Date: August 13, 2008